UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2011
JDA Software Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-27876	86-0787377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14400 North 87th Street Scottsdale, Arizona (Address of principal executive offices)	85260-3649 (Zip Code)

(480) 308-3000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously reported, in September 2007, Dillard's, Inc. filed a lawsuit in the 191st Judicial District Court of Dallas County, Texas against i2 Technologies, Inc. (“i2”), which was acquired by JDA Software Group, Inc. (the “Company”) on January 28, 2010, alleging that i2 committed fraud and failed to meet certain obligations to Dillard's regarding the purchase of two i2 products in the year 2000 under a software license agreement and related services agreement (the “Litigation”). Dillard's had paid i2 approximately $8.1 million under these two agreements. Also as previously reported, a jury in Texas returned an adverse verdict in the Litigation, and on September 30, 2010, the trial court signed a judgment awarding Dillard's $237 million, plus post-judgment interest of 5% per annum, which the Company then appealed.

On November 30, 2011, i2 and Dillard's entered into a settlement agreement (the “Agreement”). The terms of the Agreement include the following: (i) i2 will pay $57 million to Dillard's by December 5, 2011; (ii) dismissal with prejudice of all legal proceedings related to the Litigation; (iii) the $25 million supersedeas bond previously posted by the Company will be discharged and returned to the Company; and (iv) mutual releases and covenants not to sue. A copy of the press release issued by the Company announcing the settlement of the Litigation is attached.

Item 9.01. Financial Statements and Exhibits.

(c)     Exhibits

99.1	Press Release dated November 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2011	JDA Software Group, Inc. By: /s/ Pete Hathaway Pete Hathaway Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT    DESCRIPTION

99.1	Press Release dated November 30, 2011.